UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2018

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1034 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2018, ChemoCentryx, Inc. (the “Company”) and Vifor Fresenius Medical Care Renal Pharma Ltd. (together with its affiliates, “Vifor”) expanded their global commercial alliance to provide Vifor with commercialization rights in China, in exchange for upfront cash payments to the Company totaling $21.5 million, as set forth below.

On June 6, 2018, the Company and Vifor entered into an amendment (the “Amendment”) to the Collaboration and License Agreement, dated December 22, 2016, by and between the Company and Vifor, pursuant to which ChemoCentryx granted Vifor an exclusive license to commercialize the Company’s proprietary CCR2 inhibitor known as CCX140 in certain countries outside the United States (the “CCX140 Agreement”). Pursuant to the Amendment, the timing for exercise of Vifor’s option to expand the countries covered by the license to include China was accelerated to commence on June 6, 2018. In consideration for the acceleration of the timing for Vifor to elect to expand the countries covered by the license, Vifor is required to pay the Company an $11.5 million non-refundable payment within ten (10) business days after the effective date of the Amendment.

In addition, on June 6, 2018, the Company and Vifor entered into letter agreements (the “Letter Agreements”) pursuant to which Vifor’s rights to commercialize CCX140 and avacopan were expanded to include China under the CCX140 Agreement and the Collaboration and License Agreement, dated May 9, 2016, as amended, between the Company and Vifor, pursuant to which the Company granted Vifor exclusive rights to commercialize avacopan in certain countries outside the United States (the “Avacopan Agreement”). In consideration for such expansion of Vifor’s rights to include China, Vifor is required to pay the Company an aggregate non-refundable payment of $10.0 million within ten (10) business days after the effective date of the Letter Agreements.

The Company will retain all rights to commercialize CCX140 and avacopan in the United States and Vifor will have rights to commercialize CCX140 and avacopan in all other countries (the “Vifor Territories”). Vifor’s rights under the CCX140 Agreement and the Avacopan Agreement, as amended, would remain exclusive for the term of such agreements. Both parties’ rights under the CCX140 Agreement and the Avacopan Agreement, as amended, would include the right to grant sublicenses. The Company retains control of all ongoing and future development of CCX140 and avacopan, other than country-specific development in the Vifor Territories.

Vifor is obligated to pay the Company tiered royalties between the teens and mid-twenties based on potential future net sales of products in the Vifor Territories. Vifor’s royalty obligations are subject to standard provisions for royalty offsets to the extent Vifor is required to obtain any rights from third parties to commercialize the applicable products, or in the event of loss of exclusivity or generic competition.

The foregoing descriptions of the Amendment and the Letter Agreements do not purport to be complete and are qualified in their entirety by reference to the Amendment and the Letter Agreements, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements in this Current Report on Form 8-K that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the receipt of royalty payments on potential future net sales of products in the Vifor Territories. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, risks and uncertainties in the Company’s business, including those risks described in the Company’s periodic reports it files with the SEC. These forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: June 7, 2018	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Executive Vice President, Chief Financial and Administrative Officer and Secretary